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[LOGO OF UBS]                                              Master No. 272-351697

                                                                   EXHIBIT 10.82

MASTER CREDIT AGREEMENT

1        LENDER

         UBS AG
         Barenplatz 8
         3001 Berne

         (referred to below as 'UBS')

2        BORROWER

         Staar Surgical AG
         Hauptstrasse 104
         3560 Nidau

         (referred to below as 'the Borrower')

3        CREDIT FACILITY

         UBS grants to the Borrower a credit facility in a maximum amount of CHF 5'000'000.-- (Swiss francs five million).

4        FINANCING PURPOSE

         General corporate financing purposes

5        ADDITIONAL BORROWER

         None

6        AVAILABILITY

         Subject to the terms and conditions of this Credit Agreement (Clauses 3, 10 and 11) this credit facility is available for:

         Tranche A: Up to a maximum amount of CHF 3'000'000.--

         (1) UBS current account in CHF and/or any other freely available and convertible currency, in accordance with the 'Credit Terms'.

         (2) UBS fixed term advances for periods of 1 - 12 months in an amount of at least CHF 500'000.-- and/or the equivalent in any other freely available and convertible currency, in accordance with the 'Credit Terms'.

         Tranche B: Up to a maximum amount of CHF 2'000'000.--

         (3) UBS term loans with periods of 1 up to 5 years during the total life of the loan in an amount of at least CHF 500'000.-- and/or any other freely available and convertible currency, in accordance with the 'Credit Terms'.

7        CONDITIONS/MARGIN

         Interest shall be calculated on a base interest rate plus an individual margin. An explanation of the base interest rate, margin and calculation methods is given in the 'Credit Terms'.

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7.1      UBS CURRENT ACCOUNTS

         At the present time, the following interest rate for Swiss francs applies:

         Interest rate            5,50 % per annum

         Credit commission        0,25 % per quarter, calculated on the
                                   average debit balance

7.2      UBS FIXED TERM ADVANCES

         The interest rate will be fixed in accordance with the 'Credit Terms'.

7.3      UBS TERM LOANS

         The interest rate will be fixed in accordance with the 'Credit Terms'.

8        COMMITMENT FEE

         None

9        FEES / COMMISSIONS

         None

10       CANCELLATION/AMORTISATION

         Amortisation on Tranche A:

         None

         Amortisation on Tranche B:

         CHF 500'000.-- per annum, payable half-yearly with CHF 250'000.-- each time on June 30 and on December 31; for the first time on June 30, 2002.

11       TERM OF THE FACILITY / TERMINATION

         Until further notice.

         Termination shall be effected in accordance with the 'Credit Terms', whereby UBS may undertake exceptional termination as provided under
         Article 2.2.2. if the ownership of/control over the Borrower, who is a group company is subject to change to a degree deemed, in the opinion of UBS, to be substantial.

12       SECURITY

         The items listed below shall secure all claims of UBS including all interest and commissions, due and to become due under this Credit Agreement, etc.

         (1) General Purposes Assignment of Claims, in accordance with separate form 'Global Assignment'.

13       REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants that

         (1) the Borrower has not created any security interest in respect of its own obligations and/or the obligations of third parties other than security given under this Credit Agreement or in the context of other credit agreements with UBS and/or security given in favour of other creditors, and which have been notified to UBS;

         (2) no event has occurred which would entitle UBS to effect extraordinary termination in accordance with the 'Credit Terms' and no litigation is pending which could have a materially adverse effect on it or its assets;

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         (3)      at the time of entering into this Credit Agreement there is no official order within the context of applicable rules and regulations regarding the protection of the environment, namely the Environmental Protection Law and the Clean Water Act, affecting it or any company controlled by it, which could have a materially adverse effect on its ability to perform its financial obligations.

14       POSITIVE COVENANTS

         (1) The Borrower undertakes throughout the entire term of this Credit Agreement to keep his equity in a minimum amount of CHF 15'800'000.--

                  Equity: Capital, statutory and free reserves, profit carried forward.

15       NEGATIVE COVENANTS

         (1) The Borrower will not enter into any obligation, which is secured by any mortgage, charge, assignment, pledge or other encumbrance on the whole or on any part of its revenues, assets or other property (present or future) and shall not secure any of its existing debt in the above manner, unless the benefit of any security is simultaneously extended equally and rateably to the obligations under this credit facility in such manner that UBS deems necessary in order that the obligations under this credit facility will rank pari passu with all other obligations. This provision shall not apply to existing security which secures any renewal or extension of the originally secured obligations.

         (2) Furthermore, the Borrower shall not give any guarantee, indemnity or any other security for any obligation of any of its directly or indirectly controlled subsidiaries or any third party. The Borrower shall moreover procure, that each of its directly or indirectly controlled subsidiaries will not give any guarantee, indemnity or any other security for any obligation of any of his directly or indirectly controlled subsidiaries or any third party. This provision shall not apply to any guarantee, indemnity or any other security which is given for the obligations under this credit facility.

         (3) The Borrower undertakes throughout the entire term of this Credit Agreement not to make any repayment under the shareholder's loan in the amount of CHF 11'834'044.-- (as per balance sheet of December 31, 1999) without prior consent of UBS.

16       FINANCIAL RATIOS

         The Borrower undertakes during the entire term of the Credit Agreement at any time to comply with the following key ratio:

         Interest coverage factor in the financial statement of the Borrower of at least 10 x.

         The interest coverage factor is calculated as follows: EBITDA in ratio to interest expenditure.

         For the computation of this key financial figure and ratio, the term listed below shall have the following meaning:

         EBITDA: operating profit before interest, taxes, depreciation on property, plant, equipment, financial investments as well as amortisation of intangibles (such as goodwill, licences, etc.) and provisions.

17.      INFORMATION

         In accordance with the 'Credit Terms'.

         In addition, the Borrower undertakes to furnish UBS with the following information during the entire term of the Credit Agreement:

         (1) one copy of the balance sheet and profit and loss account statement including any appendixes together with the auditors' report, by no later than four months after the close of the fiscal year (separately and Staar Company consolidated);

         (2) one copy of the budget, including the investment budget, by no later than 30 calendar days before the start of the relevant fiscal year (separately and Staar Company consolidated);

         Where agreed under Clause 16, UBS shall receive a compliance certificate, duly signed by the auditor, with the above key figure by no later than four months after the close of each fiscal year.

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18       CONDITIONS PRECEDENT

         The credit facility granted under this Credit Agreement may only be utilised subject to UBS having received all the documents and/or security listed hereafter in the required form. Should the documents and/or security required not be submitted in proper form within one month from the date of this Credit Agreement, UBS may cancel this Credit Agreement without need of any further legal formality.

         The following documents must be submitted to UBS both in due time and duly executed;

         (1)      a copy of this Credit Agreement

         (2)      a copy of the 'Credit Terms'

         (3) 'Global Assignment' in accordance with Clause 12.2 of the Credit Agreement

         (4)      'Repledging of Your Collateral'

19       FURTHER PROVISIONS

         (1) The 'General Conditions' as well as the 'Credit Terms' of UBS shall form an integral part of this Credit Agreement.

20       TRANSFER

         UBS is free to offer for transfer or transfer its rights and obligations under the credit relationship including any collateral therefor such as certificates of indebtedness or other collateral, in part or in full, to third parties living in Switzerland and abroad. It shall be permitted to disclose any information and data collected in connection with the present Agreement to third parties involved in such transfer, including rating agencies. Where such third parties are not subject to Swiss banking secrecy laws, information and data will only be passed on where they undertake to maintain secrecy and require such secrecy from possible further contracting partners.

         UBS is free, without being required to obtain the client's consent, to transfer limit obligations as well as other obligations from a credit relationship to their acquirer together with the claim. The acquirer of such obligations must either be an associated company of UBS or a Swiss or foreign financial institution (bank, insurance company or other). To the extent that UBS transfers an obligation, it shall be freed therefrom.

21       WAIVER OF SET-OFF

         The Borrower waives his right to fulfil his obligations by setting them off with any claims he may have towards UBS.

22       APPLICABLE LAW AND JURISDICTION

         Both this Credit Agreement and the 'Credit Terms' shall be exclusively governed by and construed in accordance with Swiss law. The place of performance, the place of debt collection (only for persons domiciled outside of Switzerland) as well as the exclusive place of jurisdiction for any disputes arising out of and in connection with this agreements shall be Berne.

         UBS reserves the right, however, to take legal action at the domicile of the Borrower or any other competent authority, in which event exclusively Swiss law shall remain applicable.

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This contract is executed in 3 original copies and replaces the contract dated
December 29, 1997/August 21, 1998.

Berne, November 27,2000           UBS AG
FOIK/FAC2-YVQ

                                  /s/  Norbert Schacht   /s/  Marco Speichinger
                                       ---------------        -----------------
                                       Norbert Schacht        Marco Speichinger

In agreement:                     Staar Surgical AG

Nidau, 15/12/00                   /s/ Deborah J. Andrews
                                      ------------------
Place, date                           Deborah J. Andrews

In agreement
With Clause 11+15.3.:             Staar Surgical Co., Monrovia / USA

Monrovia CA 12/29/00              /s/ John Santos
---------------                       ---------------
Place, date                           John Santos

We hereby confirm the authenticity of the signatures of Staar Surgical Company, Monrovia. The above signatures are legally binding Staar Surgical Company, Monrovia.

                                  Staar Surgical AG

/s/  Nidau, 15/12/00              /s/ Deborah J. Andrews
     -----------                      -------------------
Place, date                           Deborah J. Andrews

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[LOGO OF UBS]                                              Master No. 272-351697

CREDIT TERMS

These 'Credit Terms' together with the 'General Conditions' of UBS AG (hereinafter UBS) are valid for all Credit Agreements in which they are started to be applicable. A Clause is a reference to a Clause in the relevant Credit Agreement.

These 'Credit Terms' shall cease to apply once all obligations under the relevant Credit Agreement have been repaid or are otherwise definitively extinguished and the credit lines concerned have been cancelled.

DEFINITION GROUP COMPANIES

Group Company shall mean any company in accordance with artice 563 lit. (e) paragraph 1 of the Swiss Code of Obligations.

1.       CONDITIONS/MARGIN (CLAUSE 7 OF THE CREDIT AGREEMENT)

1.1      CONDITIONS

1.1.1    INTEREST CALCULATIONS

Interest will be calculated based on a 365/360 year, i.e. actual number of days per month on the basis of a 360-day year. Calculation methods used for selected foreign currencies, UBS portfolio mortgage and UBS variable mortgage are available upon request.

1.1.2    UBS CURRENT ACCOUNT

Accrued Interest and commission will be charged quarterly at the end of each calendar quarter. Prior written notice of any interest rate changes will be provided.

1.1.3    UBS FIXED TERM ADVANCE/UBS ROLL-OVER LOAN AND UBS ROLL-OVER MORTGAGE

For any advance, loan and/or mortgage with a term of up to and 6 months, principal and interest will be calculated upon expiration of the term. For any advance, loan and/or mortgage with a term of more than 6 months, principal and interest will be calculated quarterly at the end of each calendar quarter as well as upon expiration of the term.

The base interest rate used follows Euromarket conditions for loans of the corresponding term and currency. Where no extension of the term is agreed, both interest and principal will be charged to the relevant current account in each case.

The interest rate will be fixed two bank working days prior to drawdown or renewal for the corresponding term and currency. The instructions for drawdown or renewal must be received by UBS at least two bank working days before such drawdown or renewal. Where such instructions are unavailable, advances falling due will not be renewed and both principal and interest will be debited to the relevant current account.

1.1.4    UBS TERM LOAN

Interest will be calculated and debited quarterly at the end of each calendar quarter as well as upon expiration of the term of the loan.

The base interest rate used follows Euromarket conditions for loans of the corresponding term and currency. Interest will be charged to the relevant current account. The interest rate will be set two bank working days before drawdown, and will be fixed for the entire term agreed. The instructions for receipt of funds must be received by UBS at least two bank working days before drawdown.

1.1.5    UBS FIXED MORTGAGE

Interest will be calculated and debited quarterly at the end of each calendar quarter as well as upon final expiration of the term of the mortgage.

The base interest rate used follows Euromarket conditions. Interest will be charged to the relevant current account. The interest rate will be fixed two bank working days prior to drawdown, and will be fixed for the entire term agreed. The instructions for drawdown must be received by UBS at least two bank working days before drawdown.

1.1.6    UBS PORTFOLIO MORTGAGE

Interest will be calculated and debited quarterly at the end of each calendar quarter. Interest will be charged to the current account.

The base interest rate is the average of the fixed interest rates of all the portfolio's capital tranches. At the end of each calendar quarter, a capital tranche of the portfolio becomes due and will immediately be replaced with a new tranche at current market conditions (Interbank rate SWIBOR = Swap Interbank Offered Rate, for the agreed interest period, plus 0,15% p.a. capital costs). Hence, the portfolio's base interest rate changes quarterly. The base interest rate applying from time to time will be published in the media. The publication in 'Investdata' shall prevail.

1.1.7    UBS LIBOR MORTGAGE

Interest will be calculated and debited semi-annually, on the last day in the months of June and December on which banks are open for business in London. The 6-month CHF LIBOR will be used as the base interest rate. For each 6 month interest period the interest rate will be fixed 2 bank working days before the day of disbursement or the interest due date as the case may be and communicated in writing.

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If disbursement of the mortgage does not take place on the first day of the first 6 month interest period, UBS will fix the basic interest rate for the period from the first day of such interest period to the date disbursement actually takes place based on the Euromarket interest rate applicable for that period (plus margin) and will communicate the rate in writing.

1.1.8    UBS VARIABLE MORTGAGE

Interest will be calculated and debited quarterly at the end of each calendar quarter. Interest will be debited to the relevant current account. Prior written notice of any interest, rate changes will be provided.

1.2      MARGIN

An individual margin will be added to the base interest rates applicable for the relevant form of utilization.

2        TERMINATION (CLAUSE 11 OF THE CREDIT AGREEMENT)

2.1      ORDINARY TERMINATION

2.1.1    ORDINARY TERMINATION BY THE BORROWER

The Borrower may at any time terminate the Credit Agreement with immediate effect. Where the Borrower gives notice of termination, such notice shall also be binding for every Additional Borrower. The unused portion of any committed credit lines may be cancelled in whole or in part with effect from the end of a quarter by giving not less than 30 calendar days prior notice. The credit facility will immediately be reduced by the amount of such cancellation. Where credit lines have been used, the outstanding amounts will become due for repayment in accordance with Clause 2.1.2.

2.1.2    ORDINARY TERMINATION BY UBS

UBS may terminate the Credit Agreement with immediate effect and refuse any drawdown in respect of uncommitted credit lines in its absolute discretion and without giving reasons therefor. The unused portion of any uncommitted credit line will be cancelled with immediate effect upon termination. Where credit lines have been used, the outstanding amounts will become due for repayment as follows:

-        UBS current account
         immediately

-        UBS fixed term advance
         upon expiration of the fixed term

- UBS term loan/UBS fixed mortgage/UBS roll-over loan/UBS roll-over mortgage upon expiration of the term agreed in clause 11 of the applicable Credit Agreement.

- UBS variable mortgage/UBS portfolio mortgage upon the expiration of the advance notice period of 90 calendar days

Letters of credit and guarantees issued by UBS shall remain fully valid, and the Borrower shall remain liable in relation thereto, in accordance with the relevant terms and provision.

2.2      EXTRAORDINARY TERMINATION

2.2.1    EXTRAORDINARY TERMINATION BY THE BORROWER

The Borrower may at any time upon giving 30 calendar days prior notice terminate the Credit Agreement in whole or in part and repay any outstanding amounts or have repayment effectuated by the Additional Borrowers. If prepayment is made during an interest period or on a date other than the agreed repayment date, an indemnity pursuant to paragraph 4.3 'Indemnity' shall be payable on the actual day prepayment is made.

2.2.2    EXTRAORDINARY TERMINATION BY UBS

UBS has the right to terminate the Credit Agreement with immediate effect at any time, and to declare all outstanding amounts including accrued interest, commissions, fees etc., immediately due and payable - irrespective of the term of any credit facility granted - in the event that:

(1) the Borrower or a Group Company is in breach of a representation or warranty (Clause 13 of the Credit Agreement) or defaults in the performance of a covenant (Clause 14 to 17 of the Credit Agreement);

(2) The Borrower or a Group Company fails to pay UBS or a third party (including any acquirers of credit claims) principal, interest and/or commissions on the due date therefor and such failure continues for a period of 30 calendar days, or fails to reduce overdrafts by repayment or to furnish sufficient additional security within any period set by UBS;

(3) the Borrower or one of its Group Companies changes its legal or commercial structure, e.g. through liquidation, sale of a substantial part of its assets, change to its objects and business activities, merger or restructuring, provided that the relevant event has a material effect on its ability to perform its financial obligations;

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(4)      the Borrower or a Group Company becomes subject to a duty to effect restorative works due to an official order under applicable regulations designed to protect the environment, namely the Environmental Protection Law and Clean Water Act such duty having a material adverse effect on its ability to perform its financial obligations;

(5) a material reduction of the value of the security is threatened or has occurred;

(6) debt collection proceedings are initiated against the Borrower or a Group Company, assets are seized within the context of such debt collection proceedings or there is a material adverse change in the financial condition of the Borrower or a Group Company;

(7) there is a change of ownership of the whole or any part of any mortgaged property.

If at the time of the extraordinary termination letters of credit or guarantees issued by UBS are outstanding, the Borrower and/or the relevant Additional Borrower undertake to release UBS from these contingent commitments immediately or will secure such commitments by granting to UBS a pledge of assets deemed acceptable by UBS up to the full amount of those commitments plus the usual bank margin.

3        INFORMATION (CLAUSE 17 OF THE CREDIT AGREEMENT)

The Borrower and each of the Additional Borrowers hereby undertake to inform UBS immediately during the term of the Credit Agreement of any material changes; and in particular, if any circumstances become apparent or occur which may be or become an event giving UBS the right of extraordinary termination.

The Borrower further undertakes to provide UBS on request, and in addition to the information obligations entered into under the Credit Agreement with further information regarding individual positions figuring in the financial statements and the budget.

Where security exists in the form of a third party guarantee/indemnity/letter of comfort, the Borrower undertakes to ensure that the information obligations applicable to it will also be complied with by the relevant third party.

Where real estate financed by UBS is leased or rented in whole or in part to third parties, UBS shall, without having to request such, on an annual basis, be provided with a list of current tenants, simultaneously with the closing balance documents. Such list shall include real estate accounts showing gross and net rents, any rent reductions and empty properties, and in the case of commercial real estate these accounts must also show the term of the lease and any index clauses.

4        FURTHER PROVISIONS (CLAUSE 19 OF THE CREDIT AGREEMENT)

4.1      PAYMENTS

All payments must be made in freely transferable currency by crediting an account in the country of the currency. UBS shall designate the relevant account. If repayment in any such currency becomes unlawful or illegal due to changes in the applicable law, repayment of the amount concerned shall take place in Swiss francs at a rate fixed by UBS.

In the event that a payment falls due on a day that is not a bank working day, the next bank working day shall be deemed to be the due date therefor.

4.2      INCREASED COST

In the event that increased costs are incurred by UBS due to official regulations, for example the introduction of minimum reserves, credit taxation or alterations in equity capital underpinning rates, these additional expenses must be borne by the Borrower or the relevant Additional Borrower as appropriate. In such cases, UBS will be entitled to increase correspondingly the relevant interest/fees/commissions from the next following payment dates onwards, subject however to advance notice of at least 30 calendar days.

If UBS is forced to increase the interest/fees/commissions in accordance with this clause, the Borrower or the relevant Additional Borrower, as appropriate, shall be entitled repay the credit/drawn funds affected by such increase together with interest fees on the next following payment date, subject however to an advance notice period of at least 30 calendar days. The costs of such early repayment, such as those described under clause 4.3 'Indemnity' below must be borne by the Borrower or the relevant Additional Borrower.

4.3      INDEMNITY

If

(1) amounts outstanding are declared by UBS to be due for early repayment, or

(2) amounts outstanding are prepaid by the Borrower or the relevant Additional Borrower, or

(3) after the receipt of a drawdown notice therefor for any reason not attributable to UBS the corresponding payment is not made,

the Borrower or the relevant Additional Borrower shall indemnify UBS for any disadvantage and/or costs that may have arisen thereby, for example in relation to the potential difference between its base interest rate at the time and the reinvestment rate which UBS could obtain on the Euromarket for the corresponding currency and remaining term.

This shall not affect the right of UBS to receive additional indemnities under a separate Credit Agreement.

This shall not affect the validity of the special provisions in respect of the UBS portfolio mortgage.

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4.4      PRIORITY

Where several assets are pledged to satisfy the obligations to UBS, UBS shall decide in its absolute discretion the extent and order of realization, and the allocation of the proceeds of sale of such assets.

4.5      CONSIDERATION OF DRAWN FUNDS

Drawn funds will be counted towards the credit line in the currency of the credit line (with foreign currencies being converted at the respective daily rate).

4.6      EXCESS DRAWINGS

All excess drawings (Including excess of tranches or of maximum amounts agreed under the Credit Agreement together with excesses arising due to changes in currency exchange rates) shall be repaid within a time set by UBS or secured by pledging of assets deemed acceptable by UBS to the value of such excess plus the usual bank margin. Foreign currencies will be converted into the currency of the facility in accordance with Clause 3 of the Credit Agreement at the spot rate notified by UBS.

4.7      CONFLICTING PROVISIONS

In the event of conflict between interest, payment and/or termination provisions stated in any mortgage deed and between the 'General Conditions' as well as the 'Credit Terms' and the corresponding Credit Agreement, the Credit Agreement shall prevail.

This document has been executed in 3 original copies.

Berne, November 27, 2000          UBS AG
FOIK/FAC2-YVQ

                                  /s/ Norbert Schacht    /s/  Marco Speichinger
                                      ---------------         -----------------
                                     Norbert Schacht        Marco Speichinger

In agreement:                     Staar Surgical AG

Nidau, 15/12/00                   /s/ Deborah Andrews
---------------                       ---------------
Place, date                           Deborah J. Andrews

In agreement:                     Staar Surgical Co., Monrovia/USA

Monrovia CA USA 12/29/00          /s/ John Santos
-----------------------               ------------
Place, date                           John Santos